Exhibit 99.2

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Introduction

On February 2, 2017, Farmland Partners Inc. (the “Company”), Farmland Partners Operating Partnership, LP (“FPI OP”), Farmland Partners OP GP LLC (“FPI OP GP”), FPI Heartland LLC (“Merger Sub”), FPI Heartland Operating Partnership, LP (“Merger Partnership”), FPI Heartland GP LLC (“Merger Sub GP”), American Farmland Company (“AFCO”) and American Farmland Company L.P. (“AFCO OP”) consummated a definitive agreement and plan of merger (the “Merger Agreement”), pursuant to which the Company and AFCO combined through a merger of AFCO with and into Merger Sub, with Merger Sub surviving the merger (the “Company Merger”), and Merger Partnership merging with and into AFCO OP with AFCO OP surviving the merger (the “Partnership Merger” and, together with the Company Merger, the “Mergers”).

The following unaudited pro forma combined statement of operations is based on the Company’s historical consolidated financial statements and AFCO’s historical consolidated financial statements, as adjusted to give effect as if the Mergers had been consummated on December 31, 2016. The unaudited pro forma combined statement of operations was prepared using the acquisition method of accounting, with the Company considered the accounting acquirer of AFCO. Under the acquisition method of accounting, the purchase price is allocated to the underlying AFCO tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with the excess purchase price, if any, allocated to goodwill.

The assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma combined statement of operations are described in the accompanying notes, which should be read together with the unaudited pro forma combined statement of operations.

The unaudited pro forma combined statement of operations has been developed and should be read in conjunction with:

•                  the accompanying notes to the unaudited pro forma combined statement of operations;

•                  the historical consolidated financial statements of the Company as of and for the year ended December 31, 2017, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017; and

•                  the audited consolidated financial statements of AFCO as of December 31, 2016 and for the years ended December 31, 2016 and 2015.

Farmland Partners Inc.

Unaudited Pro Forma Combined Statement of Operations

For the year ended December 31, 2017

(in thousands except per share amounts)

	FPI Consolidated - Historical - 10-K (1)	AFCO (Pre-Acquisition) (2)	Proforma Adjustments		Combined Company Pro Forma
OPERATING REVENUES:
Rental income	$42,956	$1,057	$(203	)(3)	$43,810
Tenant reimbursements	1,909	98	—		2,007
Crop Sales	799	25	—		824
Other revenue	555	16	—		571
Total operating revenues	46,219	1,196	(203)		47,212

OPERATING EXPENSES
Depreciation, depletion and amortization	7,792	400	128	(4)	8,320
Property operating expenses	5,897	140	—		6,037
Acquisition and due diligence costs	930	—	—		930
General and administrative expenses	7,258	56	(56	)(5)	7,258
Legal and accounting	1,453	4	—		1,457
Other operating expenses	361	13	—		374
Total operating expenses	23,691	613	72		24,376
OPERATING INCOME	22,528	583	(275)		22,836

OTHER (INCOME) EXPENSE:
Other income	(391)	—	—		(391)
Loss on disposition of assets	200	—	—		200
Interest expense	13,561	155	—		13,716
Total other expense	13,370	155	—		13,525

NET INCOME (LOSS) BEFORE INCOME TAXES	9,158	428	(275)		9,311

Income tax expense	—	—	—		—
NET INCOME (LOSS)	9,158	428	(275)		9,311

Net (income) attributable to non-controlling interests in operating partnership	(1,244)	(6)	61	(6)	(1,190)
Net loss (income) attributable to redeemable non-controlling interests in operating partnership	—	—	—		—
Net income (loss) attributable to the Company	7,914	422	(215)		8,121

Nonforfeitable distributions allocated to unvested restricted shares	(151)	—	—		(151)
Distributions on redeemable non-controlling interests in operating partnership, common units	—	—	—		—
Distributions on redeemable non-controlling interests in operating partnership, Series A preferred units and dividends on Series B Participating Preferred Stock	(6,856)	—	—		(6,856)
Net income (loss) available to common stockholders	$907	$422	$(215)		$1,114

Basic and diluted per common share data:
Basic net income (loss) available to common stockholders	$0.03	$0.02	$(0.01)		$0.03
Diluted net income (loss) available to common stockholders	$0.03	$0.02	$(0.01)		$0.03
Basic weighted average common shares outstanding	31,210	19,631	19,631		32,340
Diluted weighted average common shares outstanding	31,210	19,631	19,631		32,340

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(1)         Represents the historical consolidated statement of operations of the Company as contained in the historical financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2017.

(2)         Represents the historical revenues and expenses of AFCO for the period of January 1, 2017 through February 1, 2017, the period prior to the consummation of the Mergers.

(3)         Following the effective time of the Company Merger, rental revenue associated with the acquired AFCO properties is recognized using straight-line recognition for GAAP purposes. This adjustment reflects the adjustment necessary for the reset and commencement of this straight-line rent recognition.

(4)         Depreciation and amortization is adjusted to remove $0.4 million of historical depreciation and amortization expense and to recognize $0.528 million of depreciation due to the fair value adjustment of the real estate assets along with the amortization of the acquired AFCO leases that are valued at fair market value following the effective time of the Company Merger.

Permanent plantings	4 - 40 years
Irrigation improvements	5 - 35 years
Drainage improvements	5 - 35 years
Other	5 - 29 years
In-place leases	1 - 6 years

The information below sets out the purchase price accounting of the Mergers:

($ in thousands)
Land, at cost	181,072
Irrigation improvements	26,155
Permanent plantings	48,513
Buildings	1,499
In-place leases	1,139
Lease origination costs	264
Cash	3,832
Other assets	1,831
Inventory	99
Deferred revenue	(4,434)
Other liabilities	(13,826)
Gross Total Consideration	246,144
Mortgage notes and bonds payable, net	(75,000)
Total Consideration	171,144

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(5)         The Mergers generated general and administrative cost efficiencies post acquisition by savings in public company related costs.

(6)         This adjustment reflects the impact of the Mergers and the other transactions contemplated by the Merger Agreement to the holders of non-controlling interests of FPI, determined based on the non-controlling interests outstanding upon the closing of the Mergers, which is 22% of the outstanding equity of the Combined Company.